UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 6, 2006

Duska Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-33023	86-0982792
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 660-6690

Former Name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 6, 2006, Duska Therapeutics, Inc. (the “Company”) entered into subscription agreements with accredited investors providing for the purchase of an aggregate $2,000,000 of its common stock in connection with a private placement (the “Private Placement”). Some of the investors are existing shareholders of the Company. The Private Placement provides for the sale of up to 8,000,000 shares of the Company’s common stock at $0.25 per share. The investors placed funds or checks representing an aggregate of $2,000,000 with an escrow agent (the “Escrowed Funds”) and these funds will be released to the Company if and when a registration statement covering the resale of such shares is declared effective by the Securities and Exchange Commission. If no such registration statement is declared effective by June 5, 2006 and the escrow duration is not extended by the unanimous consent of the investors the Escrowed Funds will be returned to the investors. The Company intends to use the expected proceeds to cover general and administrative expenses, and to fund further development of the Company’s products, potential acquisitions of drug candidates and/or strategic partnerships. The Private Placement is still subject to the contingency noted above.

A copy of the press release announcing the Private Placement is attached to this Form 8-K as Exhibit 99.1.

Item 3.02. Unregistered Sales of Equity Securities.

The information reported in Item 1.01 of this Report is hereby incorporated by reference. The Common Stock was offered and is being sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, which exemption is based upon in part the accuracy of the representations and warranties made by the subscribers in the Private Placement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated March 9, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DUSKA THERAPEUTICS, INC.

By:	/s/ Amir Pelleg, Ph.D.
Amir Pelleg, Ph.D.
President

Dated: March 9, 2006